PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 2,	November 2,
	2009	2008
Assets

Current assets:
Cash, cash equivalents and short-term
investments of $146 in 2009 and $1,343 in 2008	$85,677	$85,106
Accounts receivable	68,993	68,095
Inventories	15,459	17,548
Other current assets	10,263	11,748

Total current assets	180,392	182,497

Property, plant and equipment, net	354,572	436,528
Investment in joint venture	60,930	65,737
Other intangibles, net	56,715	62,386
Other assets	19,402	10,859

	$672,011	$758,007

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term borrowings	$31,424	$20,630
Accounts payable and accrued liabilities	71,496	95,448

Total current liabilities	102,920	116,078

Long-term borrowings	155,922	202,979
Deferred income taxes and other liabilities	17,465	6,552
Minority interest	49,695	49,616

Shareholders' equity	346,009	382,782

	$672,011	$758,007